Exhibit 99.1

AmTrust Announces Pricing of Private Offering of $175.0 Million Principal Amount of Convertible Senior Notes

NEW YORK, Dec. 16, 2011 (GLOBE NEWSWIRE): AmTrust Financial Services, Inc. (Nasdaq: AFSI) (“AmTrust”) today announced that it has agreed to sell $175.0 million aggregate principal amount of its 5.50% convertible senior notes due 2021 (the “convertible notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). AmTrust has granted the initial purchasers a 30-day option to purchase up to an additional $25.0 million aggregate principal amount of its convertible notes. The offering is expected to close on December 21, 2011, subject to customary closing conditions.

The convertible notes will be the senior, unsecured obligations of AmTrust and will bear interest at a rate of 5.50% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2012.  The convertible notes will mature on December 15, 2021. Holders of the convertible notes will have the right to require AmTrust to purchase their convertible notes for cash, in whole or in part, in the event of a fundamental change at 100% of the principal amount of the convertible notes to be purchased, plus any accrued and unpaid interest.

Prior to September 15, 2021, the convertible notes will be convertible only upon satisfaction of certain conditions, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.  The conversion rate will initially equal 31.4218 shares of AmTrust common stock per $1,000 principal amount of convertible notes, which corresponds to an initial conversion price of approximately $31.83 per share of AmTrust common stock, representing a conversion premium of 25.0% over $25.46, which was the last reported sale price of AmTrust common stock on December 15, 2011. The conversion rate will be subject to adjustment upon the occurrence of certain events.  Upon conversion of the convertible notes, AmTrust will, at its election, pay or deliver, as the case may be, cash, shares of AmTrust common stock, or a combination of cash and shares of AmTrust common stock.

AmTrust estimates that the net proceeds it will receive from the offering will be approximately $169.27 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by AmTrust. AmTrust intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, repayment of debt, capital expenditures and/or strategic acquisitions.

The convertible notes and the shares of AmTrust’s common stock issuable upon conversion of the convertible notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT:	Elizabeth Malone CFA
(646) 458-7924
beth.malone@amtrustgroup.com

Hilly Gross
(646) 458-7923
hilly.gross@amtrustgroup.com